Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Erica Gutierrez
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Third Quarter 2007 Results

Net Revenues Increase 5.0% to $895.1 Million

1.5 Million Shares Repurchased During the Third Quarter

San Francisco, CA, November 15, 2007 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the third quarter ended October 28, 2007.

❑	THIRD QUARTER 2007 — RESULTS FOR THE 13 WEEKS ENDED OCTOBER 28, 2007

Net revenues for the third quarter of fiscal year 2007 increased 5.0% to $895.1 million versus $852.8 million in the third quarter of fiscal year 2006.

Diluted earnings per share for the third quarter of fiscal year 2007, including the $0.005 per diluted share impact from the implementation of FIN 48 (see Note 5 in Exhibit 1), remained unchanged at $0.25 per diluted share versus the third quarter of fiscal year 2006, which included a $0.002 per diluted share impact from unusual business events (see reconciliation below). Excluding the $0.005 per diluted share impact from the implementation of FIN 48 in the third quarter of fiscal year 2007 and the $0.002 per diluted share impact from unusual business events in the third quarter of 2006, diluted earnings per share on a non-GAAP basis for the third quarter of fiscal year 2007 remained unchanged at $0.25 per diluted share versus the third quarter of fiscal year 2006 (see reconciliation below).

Reconciliation of Third Quarter GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1, 5, and 6)

	Q3 2007 Actual	Q3 2006 Actual	% YOY Increase/ <Decrease>
GAAP Diluted EPS *	$0.25	$0.25	0.0%
Impact of Hold Everything Transition Charge (Note 1)	-	$0.002	-
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)*	$0.25	$0.25	0.0%
Impact of FIN 48 (Note 5)	$0.005	-	-
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)*	$0.25	$0.25	0.0%

*Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Also during the third quarter of fiscal year 2007, the company repurchased and retired 1,513,300 shares of its common stock at a weighted average cost of $31.24 per share and a total cost of approximately $47.3 million.

Howard Lester, Chairman and Chief Executive Officer, commented, “The home furnishings environment in the third quarter continued to be very challenging, particularly in the areas of the country where housing-related macro issues have had the greatest impact. Despite these challenges, however, we delivered positive top-line growth in all our brands and diluted earnings per share at the high end of our guidance. We are pleased with these results and believe they reflect what is unique about our business model – the strength of our brands, the power of our multi-channel strategy, and our proven ability to drive our business in difficult economic times.”

Mr. Lester continued, “As we look forward to the fourth quarter, we are doing so with a heightened sense of caution due to our belief that the overall macro environment is having a greater impact on retail traffic than we previously anticipated. This premise was confirmed by the disappointing October comparable store sales results that were reported earlier this month by most other retailers. But while this is a real concern, our strategic focus all year has been on ‘traffic-generating’ merchandising and marketing initiatives. And even in October, when most other retailers delivered negative comparable store sales growth, our comparable store sales growth was positive. As such, we believe we are strategically and competitively well-positioned to deliver against the expectations we have set for ourselves in the fourth quarter.”

“Accordingly, we are reiterating our fourth quarter revenue and non-GAAP diluted earnings per share guidance in the ranges of $1.387 billion to $1.417 billion and $1.20 to $1.26 per share, respectively. That said, we believe that the macro environment is weakening and that retail traffic is slower than we would have expected at this time in November. Therefore, absent a change in the current environment, we would expect our most likely outcome to be at the low end of our guidance ranges.”

Retail net revenues in the third quarter of fiscal year 2007 increased 5.0% to $494.3 million versus $470.9 million in the third quarter of fiscal year 2006. This increase was driven by a 5.6% year-over-year increase in retail leased square footage, including 15 net new stores. Net revenues generated in the West Elm, Pottery Barn Kids, Williams-Sonoma Home and Pottery Barn brands were the primary contributors to the year-over-year revenue increase. Third quarter year-over-year comparable store sales by retail concept are shown in the table below.

Third Quarter Comparable Store* Sales Growth by Retail Concept

Retail Concept	13 Weeks Ended
	10/28/07	10/29/06
Williams-Sonoma	0.3%	4.3%
Pottery Barn	0.3%	<2.5%>
Pottery Barn Kids	4.5%	2.3%
Outlets	2.0%	<6.7%>
Total	1.1%	0.0%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In the third quarter of fiscal year 2007, the company excluded West Elm and Williams-Sonoma Home. In the third quarter of fiscal year 2006, the company excluded only West Elm as there were no Williams-Sonoma Home stores that were open for at least 12 months.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the third quarter of fiscal year 2007 increased 5.0% to $400.9 million versus $381.9 million in the third quarter of fiscal year 2006. This increase was primarily driven by increases in net revenues generated in the PBteen, West Elm, and Williams-Sonoma brands. This increase was partially offset by reduced revenues in the Pottery Barn Kids brand. Internet revenues in the third quarter of fiscal year 2007 increased 17.2% to $266.3 million versus $227.3 million in the third quarter of fiscal year 2006. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 45% of our company-wide non-

gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 55% are driven by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues in the third quarter of fiscal year 2007 was 38.2%, consistent with the third quarter of fiscal year 2006. Excluding the $0.3 million or approximately 3 basis point impact of unusual business events in the third quarter of 2006 (see Notes in Exhibit 1), non-GAAP gross margin as a percentage of net revenues in the third quarter of fiscal year 2006 was 38.2%. Gross margin as a percentage of net revenues was unchanged due to the net effect of higher costs of goods sold and lower shipping margins in the Pottery Barn and Pottery Barn Kids brands, offset by lower corporate occupancy costs.

Selling, general and administrative expenses in the third quarter of fiscal year 2007 were $297.2 million or 33.2% of net revenues versus $282.4 million or 33.1% of net revenues in the third quarter of fiscal year 2006. This 10 basis point increase as a percentage of net revenues was primarily driven by higher e-commerce related marketing costs.

The effective income tax rate in the third quarter of fiscal year 2007 increased 470 basis points to 39.4% due to a non-recurring benefit that was favorably resolved under audit in the third quarter of fiscal year 2006 and the application of FIN 48. The application of this accounting pronouncement resulted in an approximate 120 basis point increase in the effective income tax rate or $0.005 per diluted share in the third quarter of fiscal year 2007 (see Note 5 in Exhibit 1).

❑	FISCAL 2007 YEAR-TO-DATE – RESULTS FOR THE 39 WEEKS ENDED OCTOBER 28, 2007

Diluted earnings per share for the 39 weeks ended October 28, 2007, including the $0.016 per diluted share impact from the implementation of FIN 48 (see Note 5 in Exhibit 1), decreased 14.7% to $0.64 per diluted share versus $0.75 per diluted share in the third quarter of fiscal year 2006, which included the $0.029 per diluted share net benefit from unusual business events (see reconciliation below). Excluding the $0.016 per diluted share impact from the implementation of FIN 48 for the 39 weeks ended October 28, 2007 and the $0.029 per diluted share net benefit from unusual business events for the 39 weeks ended October 29, 2006, diluted earnings per share on a non-GAAP basis for the 39 weeks ended October 28, 2007 decreased 9.7% to $0.65 per diluted share versus $0.72 per diluted share for the 39 weeks ended October 29, 2006 (see reconciliation below).

Reconciliation of Year-to-Date GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 6)

	39 Weeks Ended October 28, 2007	39 Weeks Ended October 29, 2006	% YOY Increase/ <Decrease>
GAAP Diluted EPS *	$0.64	$0.75	<14.7%>
Impact of Hold Everything Transition Charge (Note 1)	-	$0.024	-
Impact of CEO Departure Charge (Note 2)	-	$0.023	-
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-
Subtotal of Unusual Business Events	-	<$0.029>	-
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)*	$0.64	$0.72	<11.1%>
Impact of FIN 48 (Note 5)	$0.016	-	-
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)*	$0.65	$0.72	<9.7%>

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above. Additionally, due to quarterly rounding to the nearest cent per diluted share, the sum of the quarters may not equal the year-to-date total.

Net revenues for the 39 weeks ended October 28, 2007 increased 4.0% to $2.571 billion versus $2.473 billion for the 39 weeks ended October 29, 2006. Excluding Hold Everything (see Note 1 of Exhibit 1), net revenues for the 39 weeks ended October 28, 2007 increased 4.9% versus the 39 weeks ended October 29, 2006. Year-to-date comparable store sales by retail concept are shown in the table below.

Year-to-Date Comparable Store* Sales Growth by Retail Concept

Retail Concept	39 Weeks Ended
	10/28/07	10/29/06**
Williams-Sonoma	0.3%	2.8%
Pottery Barn	0.3%	<0.6%>
Pottery Barn Kids	<1.1%>	4.5%
Outlets	6.5%	<6.5%>
Total	0.5%	0.8%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In the third quarter of fiscal year 2007, the company excluded West Elm and Williams-Sonoma Home. In the third quarter of fiscal year 2006, the company excluded only West Elm as there were no Williams-Sonoma Home stores that were open for at least 12 months.

**	Hold Everything stores are excluded from the 2006 comparable store sales calculation due to all stores being closed during the first quarter of 2006 (see Note 1 of Exhibit 1).

❑	STOCK REPURCHASE PROGRAM

During the third quarter of fiscal 2007, we repurchased and retired 1,513,300 shares of our common stock at a weighted average cost of $31.24 per share and a total cost of approximately $47.3 million. For the 39 weeks ended October 28, 2007, we repurchased and retired 4,399,405 shares of our common stock at a weighted average cost of $32.45 per share and a total cost of approximately $142.7 million. An aggregate of 1,796,095 shares remain available for repurchase under our previously authorized stock repurchase program.

Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

❑	FOURTH QUARTER 2007 FINANCIAL GUIDANCE – 14 WEEKS ENDED FEBRUARY 3, 2008

•	Net Revenues

❑

Net revenues for the fourth quarter, a 14-week quarter, are projected to be in the range of $1.387 billion to $1.417 billion, unchanged from previous guidance. This represents a projected increase in net revenues in the range of 10.5% to 12.9% versus $1.255 billion in the fourth quarter of fiscal year 2006, a 13-week quarter. On a 14-week to 14-week basis, this represents a projected increase in the range of 4.7% to 6.9%.

❑

Retail net revenues for the fourth quarter, a 14-week quarter, are projected to be in the range of $861.0 million to $879.0 million, unchanged from previous guidance. This represents a projected increase in retail net revenues in the range of 9.6% to 11.9% versus $785.8 million in the fourth quarter of fiscal year 2006, a 13-week quarter. On a 14-week to 14-week basis, this represents a projected increase in the range of 4.9% to 7.1%.

❑

Change in comparable store sales is projected to be in the range of 0.5% to 2.5%, unchanged from previous guidance. This compares to comparable store sales growth in the fourth quarter of fiscal year 2006 of <0.6%>. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2007, we expect to continue to exclude West Elm and Williams-Sonoma Home.

❑

Retail leased square footage is projected to increase on a year-over-year basis in the range of 5.3% to 5.8%, versus previous guidance in the range of 5.0% to 5.5%. Retail selling square footage is projected to increase in the range of 5.7% to 6.2%, versus previous guidance in the range of 4.5% to 5.0%. This compares to retail leased and selling square footage growth in the fourth quarter of fiscal year 2006 of 8.3% and 7.9%, respectively.

❑

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) for the fourth quarter, a 14-week quarter, are projected to be in the range of $526.0 million to $538.0 million, unchanged from previous guidance. This represents a projected increase in direct-to-customer net revenues in the range of 12.1% to 14.7% versus $469.1 million in the fourth quarter of fiscal year 2006, a 13-week quarter. On a 14-week to 14-week basis, this represents a projected increase in the range of 4.3% to 6.7%.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2007 is expected to be in the range of 43.0% to 43.2%.

❑

Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2006 was 43.2%. The 2007 guidance represents a decrease in the gross margin rate of 20 basis points at the low end of the range and no change at the high end of the range.

•	Selling, General and Administrative Expenses (SG&A)

❑	Selling, general and administrative expenses as a percentage of net revenues in the fourth quarter of fiscal year 2007 are expected to be in the range of 27.4% to 27.6%.

❑

Selling, general and administrative expenses as a percentage of net revenues in the fourth quarter of fiscal year 2006 were 27.6%. The 2007 guidance represents a projected decrease in the SG&A expense rate of 20 basis points at the low end of the range and no change at the high end of the range.

•	Interest <Income> Expense - Net

❑

Interest <Income> Expense - Net in the fourth quarter of fiscal year 2007 is projected to be interest income in the range of $0.0 million to $1.0 million. This compares to net interest income in the fourth quarter of fiscal year 2006 of $2.1 million.

•	Income Taxes

❑

The income tax rate in the fourth quarter of fiscal year 2007 is projected to be in the range of 38.9% to 39.3%. This compares to an income tax rate in the fourth quarter of fiscal year 2006 of 38.6%. The projected income tax rate for the fourth quarter of fiscal year 2007 includes an approximate 80 basis point increase in the effective income tax rate or $0.014 per diluted share impact from applying FIN 48 (see Note 5 in Exhibit 1). Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are evaluated.

•	Diluted Earnings Per Share

❑

Diluted earnings per share on a GAAP basis in the fourth quarter of fiscal year 2007, including an approximate 80 basis point or $0.014 per diluted share increase in the effective income tax rate related to FIN 48 (see Note 5 in Exhibit 1), are expected to be in the range of $1.19 to $1.25, unchanged from previous guidance. Diluted earnings per share in the fourth quarter of fiscal year 2007 on a non-GAAP basis, excluding an approximate 80 basis point increase in the effective income tax rate or $0.014 per diluted share related to FIN 48, are expected to be in the range of $1.20 to $1.26 (see reconciliation below).

Reconciliation of Fourth Quarter GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 5 and 6)

	Q4 2007 Guidance	Q4 2006 Actual	% YOY Increase/ <Decrease>
GAAP Diluted EPS *	$1.19 - $1.25	$1.06	12.3% - 17.9%
Impact of FIN 48 (Note 5)	$0.014	-	-
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)*	$1.20 - $1.26	$1.06	13.2% - 18.9%

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

❑

This reconciliation is being provided to facilitate a meaningful evaluation of the company’s fourth quarter of fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly results.

•	Merchandise Inventories

❑

Merchandise inventories at the end of the fourth quarter of fiscal year 2007 are projected to be in the range of $665.0 million to $690.0 million, unchanged from previous guidance. Merchandise inventories were $610.6 million at the end of the fourth quarter of fiscal year 2006. This represents a projected increase in merchandise inventories in the range of 8.9% to 13.0%.

•	Depreciation and Amortization

❑

Depreciation and amortization expense in the fourth quarter of fiscal year 2007 is projected to be in the range of $36.0 million to $37.0 million. Depreciation and amortization was $35.6 million in the fourth quarter of fiscal year 2006.

•	Amortization of Deferred Lease Incentives

❑

Amortization of deferred lease incentives in the fourth quarter of fiscal year 2007 is projected to be in the range of $7.0 million to $8.0 million. Amortization of deferred lease incentives was $7.3 million in the fourth quarter of fiscal year 2006.

❑	FISCAL YEAR 2007 FINANCIAL GUIDANCE (53 WEEKS in 2007 versus 52 WEEKS in 2006)

•	Net Revenues

❑

Net revenues during fiscal year 2007, a 53-week year, are projected to be in the range of $3.957 billion to $3.987 billion, versus previous guidance in the range of $3.949 billion to $3.999 billion. This represents a projected increase in net revenues in the range of 6.1% to 6.9%, versus $3.728 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 4.2% to 5.0%.

❑

Retail net revenues during fiscal year 2007, a 53-week year, are projected to be in the range of $2.295 billion to $2.313 billion, versus previous guidance in the range of $2.289 billion to $2.319 billion. This represents a projected increase in retail net revenue in the range of 6.5% to 7.4% versus $2.154 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 4.9% to 5.7%.

❑

Change in comparable store sales is projected to be in the range of 0.0% to 1.0%, versus previous guidance in the range of 0.0% to 1.5%. This compares to comparable store sales growth in fiscal year 2006 of 0.3%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2007, we expect to continue to exclude West Elm and Williams-Sonoma Home.

❑

Retail leased square footage is projected to increase on a year-over-year basis in the range of 5.3% to 5.8%, versus previous guidance in the range of 5.0% to 5.5%. Retail selling square footage is projected to increase in the range of 5.7% to 6.2%, versus previous guidance in the range of 4.5% to 5.0%. This compares to retail leased and selling square footage growth in fiscal year 2006 of 8.3% and 7.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2006 Actual	Q1 and Q2 2007 Actual			Q3 2007 Actual			Q4 2007 Guidance			FY 2007 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	254	7	<9>	252	7	<4>	255	6	<6>	255	20	<19>*
Pottery Barn	197	1	<8>	190	8	<2>	196	6	<2>	200	15	<12>*
Pottery Barn Kids **	92	2	<3>	91	3	0	94	1	<1>	94	6	<4>*
West Elm	22	1	0	23	4	0	27	0	0	27	5	0
Williams-Sonoma Home	7	1	0	8	1	0	9	0	0	9	2	0
Outlets	16	1	<1>	16	0	0	16	0	0	16	1	<1>
Total	588	13	<21>	580	23	<6>	597	13	<9>	601	49	<36>

*

Fiscal year 2007 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Pottery Barn Kids include 14 stores, 8 stores and 1 store, respectively, for temporary closures due to remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

**	Included in the table above are two “test” stores for Pottery Barn Kids Baby Clothing & Gifts (“Threads”). These stores are approximately 1,300 selling square feet (2,200 leased square feet) each. One store opened during the third quarter and the other opened in the fourth quarter.

❑

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.662 billion to $1.674 billion during fiscal year 2007, a 53-week year, versus previous guidance in the range of $1.660 billion to $1.680 billion. This represents a projected increase in direct-to-customer net revenue in the range of 5.6% to 6.4% versus $1.574 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 3.3% to 4.1%.

❑

Catalog circulation is projected to increase in the range of 3.0% to 4.0%, unchanged from previous guidance. Pages circulated are projected to increase in the range of 8.0% to 9.0%, unchanged from previous guidance. This compares to an approximate 1.6% decrease in catalog circulation and a 3.2% increase in pages circulated in fiscal year 2006. Excluding the circulation for the Hold Everything catalog in fiscal year 2006, catalog and page circulation in fiscal year 2007 is expected to increase in the range of 5.0% to 6.0% and 9.0% to 10.0%, respectively, unchanged from previous guidance.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2007 Actual (13 Weeks)	Q2 2007 Actual (13 Weeks)	Q3 2007 Actual (13 Weeks)	Q4 2007 Guidance (14 Weeks)	FY 2007 Guidance (53 Weeks)
Total Net Revenue	$816	$859	$895	$1,387 - $1,417	$3,957 - $3,987
% Growth	2.7%	4.1%	5.0%	10.5% - 12.9%	6.1% - 6.9%
% Growth (53-week to 53-week basis)	-	-	-	4.7% - 6.9%	4.2% - 5.0%
Retail Net Revenue	$453	$487	$494	$861 - $879	$2,295 - $2,313
% Growth	4.5%	5.1%	5.0%	9.6% - 11.9%	6.5% - 7.4%
% Growth (53-week to 53-week basis)	-	-	-	4.9% - 7.1%	4.9% - 5.7%
Comparable Store Sales	<0.8%>	1.2%	1.1%	0.5% - 2.5%	0.0% - 1.0%
Direct-to-Customer Net Revenue	$363	$372	$401	$526 - $538	$1,662 - $1,674
% Growth	0.6%	2.8%	5.0%	12.1% - 14.7%	5.6% - 6.4%
% Growth (53-week to 53-week basis)	-	-	-	4.3% - 6.7%	3.3% - 4.1%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2007 is expected to be in the range of 39.4% to 39.6%, versus previous guidance in the range of 39.5% to 39.7%.

❑

Gross margin as a percentage of net revenues in fiscal year 2006 was 39.9%, including the $2.7 million or approximately 10 basis point impact of unusual business events. The revised 2007 guidance represents a projected decrease in the gross margin rate in the range of 30 to 50 basis points.

❑

Gross margin as a percentage of net revenues in fiscal year 2006, excluding the $2.7 million or approximately 10 basis point impact of unusual business events, was 40.0%. The revised 2007 guidance represents a projected decrease in the gross margin rate on a comparable year-over-year basis in the range of 40 to 60 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative (SG&A) Expenses

❑

Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2007 are expected to be in the range of 31.0% to 31.2%, versus previous guidance in the range of 31.1% to 31.3%.

❑

Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, including the $8.6 million or approximately 20 basis point net benefit from unusual business events, were 31.1%. The revised 2007 guidance represents a projected decrease in the SG&A expense rate of 10 basis points at the low end of the guidance range and a projected increase of 10 basis points at the high end of the range.

❑

Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, excluding the $8.6 million or approximately 20 basis point net benefit from unusual business events, were 31.3%. The revised 2007 guidance represents a projected decrease in the SG&A expense rate on a comparable year-over-year basis in the range of 10 to 30 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense - Net

❑

Interest <Income> Expense - Net for fiscal year 2007 is projected to be interest income in the range of $2.0 million to $3.0 million, versus previous guidance of interest income in the range of $3.0 million to $4.0 million. This compares to net interest income in fiscal year 2006 of $9.7 million.

•	Income Taxes

❑

The income tax rate for fiscal year 2007 is projected to be in the range of 39.3% to 39.6%, unchanged from previous guidance. This compares to an income tax rate in fiscal year 2006 of 38.1%. The projected income tax rate for fiscal year 2007 includes an approximate 100 basis point increase in the effective income tax rate or $0.03 per diluted share impact from applying FIN 48 (see Note 5 in Exhibit 1). Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are evaluated.

•	Diluted Earnings Per Share

❑

Diluted earnings per share on a GAAP basis, including an approximate 100 basis point or $0.03 per diluted share increase in the effective income tax rate related to FIN 48 (see Note 5 in Exhibit 1), are expected to be in the range of $1.81 to $1.87, versus previous guidance in the range of $1.79 to $1.87. Diluted earnings per share in fiscal year 2007 on a non-GAAP basis are expected to be in the range of $1.84 to $1.90, excluding an approximate 100 basis point or $0.03 per diluted share increase in the effective income tax rate related to FIN 48, versus previous guidance in the range of $1.82 to $1.90 (see reconciliation below).

Reconciliation of Fiscal Year GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 6)

	FY 2007 Guidance	FY 2006 Actual	% YOY Increase/ <Decrease>
GAAP Diluted EPS *	$1.81 - $1.87	$1.79	1.1% - 4.5%
Impact of Hold Everything Transition Charge (Note 1)	-	$0.023	-
Impact of CEO Departure Charge (Note 2)	-	$0.023	-
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-
Subtotal of Unusual Business Events	-	<$0.030>	-
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)*	$1.81 - $1.87	$1.76	2.8% - 6.3%
Impact of FIN 48 (Note 5)	$0.03	-	-
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)*	$1.84 - $1.90	$1.76	4.5% - 8.0%

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

❑

This reconciliation is being provided to facilitate a meaningful evaluation of the company’s fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 fiscal year results.

•	Merchandise Inventories

❑

Merchandise inventories at the end of fiscal year 2007 are projected to be in the range of $665.0 million to $690.0 million, unchanged from previous guidance. This represents a projected increase in the range of 8.9% to 13.0%, versus $610.6 million at the end of fiscal year 2006.

•	Capital Spending

❑

Fiscal year 2007 capital spending is projected to be in the range of $220.0 million to $240.0 million, unchanged from previous guidance. This compares to capital spending of $191.0 million in fiscal year 2006.

•	Depreciation and Amortization

❑

Depreciation and amortization expense in fiscal year 2007 is projected to be in the range of $139.0 million to $140.0 million, versus previous guidance in the range of $140.0 million to $143.0 million. Depreciation and amortization was $135.0 million in fiscal year 2006.

•	Amortization of Deferred Lease Incentives

❑

Amortization of deferred lease incentives in fiscal year 2007 is projected to be in the range of $29.0 million to $30.0 million, versus previous guidance in the range of $28.0 million to $30.0 million. Amortization of deferred lease incentives was $28.7 million in fiscal year 2006.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, November 15, 2007, at 7:00 A.M. (PT). The call, hosted by Howard Lester, Chairman and Chief Executive Officer, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP net revenue and revenue growth percentages, non-GAAP gross margin percentages, non-GAAP selling, general and administrative expenses, and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude the impact of the Hold Everything consolidation charge, the impact of the CEO departure charge, the benefit of unredeemed gift certificate income, and the benefit of the VISA/MasterCard litigation settlement in fiscal year 2006. They also exclude the accounting impact of the implementation of FIN 48 in fiscal year 2007. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly results and fiscal year 2007 guidance on a comparable basis with our 2006 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, and our stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the third quarter of 2007; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 28, 2007, all quarterly reports on Form 10-Q for the following fiscal quarters, and all subsequent current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 597 stores, seven mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	October 28, 2007	January 28, 2007	October 29, 2006
Assets
Current assets
Cash and cash equivalents	$16,285	$275,429	$108,706
Accounts receivable - net	58,199	48,821	57,874
Merchandise inventories - net	769,727	610,599	661,248
Prepaid catalog expenses	75,650	59,610	78,702
Prepaid expenses	34,266	28,570	38,538
Deferred income taxes	71,111	70,837	57,291
Other assets	7,601	7,097	7,645

Total current assets	1,032,839	1,100,963	1,010,004
Property and equipment - net	973,997	912,582	930,307
Non-current deferred income taxes	33,231	18,670	-
Other assets - net	17,805	16,116	16,975

Total assets	$2,057,872	$2,048,331	$1,957,286

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$241,901	$214,771	$218,832
Accrued salaries, benefits, and other	90,850	85,148	86,113
Customer deposits	199,508	187,625	181,536
Income taxes payable	3,099	101,638	13,533
Current portion of long-term debt	15,769	15,853	15,914
Borrowings under line of credit	70,000	-	-
Other liabilities	24,330	22,699	24,735

Total current liabilities	645,457	627,734	540,663
Deferred rent and lease incentives	247,757	236,604	239,001
Long-term debt	11,468	12,822	13,037
Deferred income tax liabilities	-	-	10,134
Other long-term obligations	60,707	19,740	18,396

Total liabilities	965,389	896,900	821,231
Shareholders’ equity	1,092,483	1,151,431	1,136,055

Total liabilities and shareholders’ equity	$2,057,872	$2,048,331	$1,957,286

	Store Count					Average Leased Square Footage Per Store
Retail Concept	July 29, 2007	Openings	Closings	October 28, 2007	October 29, 2006	October 28, 2007	October 29, 2006
Williams-Sonoma	252	7	(4)	255	255	6,100	5,900
Pottery Barn	190	8	(2)	196	193	12,300	12,200
Pottery Barn Kids	91	3	-	94	91	7,900	7,800
West Elm	23	4	-	27	20	18,200	17,100
Williams-Sonoma Home	8	1	-	9	7	14,300	14,500
Outlets	16	-	-	16	16	20,500	20,400

Total	580	23	(6)	597	582	9,500	9,200

	Total Store Square Footage
	July 29, 2007	October 28, 2007	October 29, 2006
Total store selling square footage	3,343,000	3,529,000	3,320,000
Total store leased square footage	5,370,000	5,647,000	5,349,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED OCTOBER 28, 2007 AND OCTOBER 29, 2006

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	THIRD QUARTER
	2007		2006
	(13 Weeks)		(13 Weeks)
	$	% of Revenues	$	% of Revenues

Retail revenues	$494,282	55.2%	$470,885	55.2%
Direct-to-customer revenues	400,850	44.8	381,873	44.8

Net revenues	895,132	100.0	852,758	100.0

Total cost of goods sold	553,051	61.8	527,020	61.8

Gross margin	342,081	38.2	325,738	38.2
Selling, general and administrative expenses	297,212	33.2	282,412	33.1

Earnings from operations	44,869	5.0	43,326	5.1
Interest (income) expense - net	190	-	(1,318)	(0.1)

Earnings before income taxes	44,679	5.0	44,644	5.2
Income taxes	17,602	2.0	15,502	1.8

Net earnings	$27,077	3.0%	$29,142	3.4%

Earnings per share:
Basic	$0.25		$0.26
Diluted	$0.25		$0.25
Shares used in calculation of earnings per share:
Basic	108,308		113,268
Diluted	110,389		115,849

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTY-NINE WEEKS ENDED OCTOBER 28, 2007 AND OCTOBER 29, 2006

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR-TO-DATE
	2007		2006
	(39 Weeks)		(39 Weeks)
	$	% of Revenues	$	% of Revenues

Retail revenues	$1,434,634	55.8%	$1,368,166	55.3%
Direct-to-customer revenues	1,135,945	44.2	1,104,414	44.7

Net revenues	2,570,579	100.0	2,472,580	100.0

Total cost of goods sold	1,606,433	62.5	1,526,861	61.8

Gross margin	964,146	37.5	945,719	38.2
Selling, general and administrative expenses	847,967	33.0	813,455	32.9

Earnings from operations	116,179	4.5	132,264	5.3
Interest (income) expense - net	(2,275)	(0.1)	(7,627)	(0.3)

Earnings before income taxes	118,454	4.6	139,891	5.7
Income taxes	47,261	1.8	52,087	2.1

Net earnings	$71,193	2.8%	$87,804	3.6%

Earnings per share:
Basic	$0.65		$0.77
Diluted	$0.64		$0.75
Shares used in calculation of earnings per share:
Basic	109,743		114,423
Diluted	111,962		117,210

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

THIRTY-NINE WEEKS ENDED OCTOBER 28, 2007 AND OCTOBER 29, 2006

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2007	2006
	(39 Weeks)	(39 Weeks)
Cash flows from operating activities
Net earnings	$71,193	$87,804
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	102,645	99,457
Loss on disposal/impairment of assets	3,731	4,189
Amortization of deferred lease incentives	(21,364)	(21,415)
Deferred income taxes	(836)	(8,340)
Tax benefit from exercise of stock options	2,972	2,048
Stock-based compensation expense	18,829	22,932
Changes in:
Accounts receivable	(7,910)	(6,388)
Merchandise inventories	(157,080)	(140,807)
Prepaid catalog expenses	(16,040)	(24,777)
Prepaid expenses and other assets	(6,509)	(5,640)
Accounts payable	8,295	2,940
Accrued salaries, benefits and other current and long-term liabilities	13,361	(4,609)
Customer deposits	11,083	8,691
Deferred rent and lease incentives	29,311	41,993
Income taxes payable	(89,828)	(70,080)

Net cash used in operating activities	(38,147)	(12,002)

Cash flows from investing activities:
Purchases of property and equipment	(159,149)	(144,401)
Proceeds from software developer reimbursement	14,118	-
Proceeds from disposal of assets	285	-
Other	(429)	-

Net cash used in investing activities	(145,175)	(144,401)

Cash flows from financing activities:
Net borrowings under line of credit	70,000	-
Repayments of long-term obligations	(1,438)	(4,404)
Net proceeds from exercise of stock options	27,405	11,201
Excess tax benefit from exercise of stock options	4,926	4,649
Repurchase of common stock	(142,744)	(85,438)
Payment of dividends	(36,454)	(23,061)
Credit facility renewal costs	-	(218)

Net cash used in financing activities	(78,305)	(97,271)

Effect of exchange rates on cash and cash equivalents	2,483	1,398
Net decrease in cash and cash equivalents	(259,144)	(252,276)
Cash and cash equivalents at beginning of period	275,429	360,982

Cash and cash equivalents at end of period	$16,285	$108,706

Exhibit 1

Reconciliation of 2007 and 2006 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2007 Actual (13 Weeks)	Q2 2007 Actual (13 Weeks)	Q3 2007 Actual (13 Weeks)	Q4 2007 Guidance* (14 Weeks)	FY 2007 Weighted Share Effect*	FY 2007 Guidance* (53 Weeks)
2007 GAAP Diluted EPS	$0.16	$0.23	$0.25	$1.19 - $1.25	<$0.02>	$1.81 - $1.87
Impact of FIN 48 (Note 5)	$0.005	$0.006	$0.005	$0.014	-	$0.03
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements (Note 6)	$0.17	$0.24	$0.25	$1.20 - $1.26	<$0.02>	$1.84 - $1.90

	Q1 2006 Actual (13 Weeks)	Q2 2006 Actual (13 Weeks)	Q3 2006 Actual (13 Weeks)	Q4 2006 Actual (13 Weeks)	FY 2006 Weighted Share Effect**	FY 2006 Actual** (52 Weeks)
2006 GAAP Diluted EPS	$0.20	$0.30	$0.25	$1.06	<$0.02>	$1.79
Impact of Hold Everything Transition Charge (Note 1)	$0.017	$0.005	$0.002	-	-	$0.023
Impact of CEO Departure Charge (Note 2)	-	$0.023	-	-	-	$0.023
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-	-	-	<$0.065>
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-	-	-	<$0.011>
Subtotal of Unusual Business Events	$0.017	<$0.048>	$0.002	-	-	<$0.030>
2006 Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)	$0.21	$0.25	$0.25	$1.06	<$0.01>	$1.76

	Q1 2007 Actual	Q2 2007 Actual	Q3 2007 Actual	Q4 2007 Guidance	Q4 2007 Guidance	FY 2007 Guidance
2007 % Increase / <Decrease> in GAAP Diluted EPS	<20.0%>	<23.3%>	0.0%	12.3% - 17.9%	-	1.1% - 4.5%
2007 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)**	<23.8%>	<8.0%>	0.0%	12.3% - 17.9%	-	2.8% - 6.3%
2007 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)**	<19.0%>	<4.0%>	0.0%	13.2% - 18.9%	-	4.5% - 8.0%

* Quarterly diluted earnings per share guidance amounts will vary within the ranges above. Therefore, the respective high and low guidance estimates for the quarters should not be added together to derive an estimate for the fiscal year. Additionally, due to the effect that the timing of share repurchases can have on the quarterly and year-to-date weighted average share count calculations, the company expects the fourth quarter year-to-date calculations of GAAP and non-GAAP diluted earnings per share in fiscal year 2007 to be approximately $0.02 less than the sum of the diluted earnings per share by quarter. Also, due to quarterly rounding to the nearest cent per diluted share, the sum of the quarters at the end of any quarter during the year may not equal the year-to-date total.

** Due to the effect that the timing of share repurchases had on the quarterly and year-to-date weighted average share count calculations, the year-to-date calculation of GAAP and non-GAAP diluted earnings per share in fiscal year 2006 is less than the sum of the diluted earnings per share by quarter.

Note 1:	Hold Everything Transition Charge – On January 12, 2006, we announced our decision to transition the merchandising strategies of our Hold Everything brand into our other existing brands by the end of 2006. We also announced that we expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which $0.07 was incurred in the fourth quarter of fiscal year 2005. In fiscal year 2006, we incurred charges of $0.023 per diluted share, of which $0.014 per diluted share was included in cost of goods sold – negatively impacting gross margin – and $0.009 per diluted share in selling, general and administrative expenses. We closed our last eight Hold Everything stores at the end of the first quarter of 2006 and ceased our direct-to-customer operations at the end of the second quarter of 2006. See table above for quarterly expenses.

Note 2:	CEO Departure Charge – On July 11, 2006, we announced the departure of the company’s CEO and a severance charge of approximately $0.029 per diluted share, which we incurred in the second quarter of 2006. Partially offsetting this charge was a $0.006 per diluted share benefit associated with the forfeiture of the CEO’s stock options in accordance with FAS 123R. Therefore, the net charge for the CEO departure was $0.023 per diluted share, which consisted of $0.018 per diluted share of share-based payment expense and $0.005 per diluted share of cash severance and other costs. Both amounts were included in SG&A expenses.

Note 3:	Unredeemed Gift Certificate Income – During the second quarter of 2006, we completed an analysis of our historical gift certificate and gift card redemption patterns, which included an independent actuarial study based on our historical redemption data. Based on this analysis, we concluded that the likelihood of our gift certificates and gift cards being redeemed beyond four years from the date of issuance is remote. As a result, we changed our estimate of the elapsed time for recording income associated with unredeemed gift certificates and gift cards to four years from our prior estimate of seven years. This change in estimate resulted in income recognition of $0.065 per diluted share in the second quarter of fiscal year 2006 and was included as an offset in SG&A expenses.

Note 4:	VISA/MasterCard Litigation Settlement – During the second quarter of 2006, we received our share of the VISA/MasterCard antitrust litigation settlement. This settlement (a benefit) totaled approximately $0.011 per diluted share and was included as an offset in SG&A expenses.

Note 5:	FASB Interpretation No. 48 – Accounting for Uncertainty in Income Taxes (“FIN 48”) – On January 29, 2007, we implemented FIN 48 which resulted in a negative cumulative effect adjustment to retained earnings of $11.7 million and an approximate 200 basis point increase in the effective income tax rate or $0.005 per diluted share in the first quarter of fiscal year 2007, an approximate 160 basis point increase in the effective income tax rate or $0.006 per diluted share in the second quarter of fiscal year 2007, and an approximate 120 basis point increase in the effective income tax rate or $0.005 per diluted share in the third quarter of fiscal year 2007. Due to the seasonality of taxable income and the timing associated with taxable events, we expect the application of FIN 48 to negatively impact our 2007 quarterly effective income tax rates in the range of 80 to 200 basis points, with an expected full year rate impact of approximately 100 basis points or $0.03 per diluted share.

Note 6:	SEC Regulation G – Non-GAAP Information – This table includes two non-GAAP financial measures. The first non-GAAP measure is the 2007 Diluted Earnings Per Share Excluding New Accounting Pronouncements. The second non-GAAP measure is the 2006 Diluted Earnings Per Share Excluding Unusual Business Events. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our quarterly and fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.